UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On December 15, 2006 Iconix Brand Group, Inc. (the “Company”) caused a portion of the proceeds of its public offering of common stock that was consummated on December 13, 2006 (the “Offering”)to be used to repay the $90.0 million principal amount of indebtedness and accrued unpaid interest outstanding under the secured note (the “Secured Note”) issued by the Company’s subsidiary, Mossimo Holdings LLC, to Merrill Lynch Mortgage Capital Inc. (“Merrill Lynch Capital”) on October 31, 2006 pursuant to the Loan and Security Agreement (defined below) in connection with the Company’s acquisition of Mossimo, Inc. As a result of such payment the Loan and Security Agreement among Mossimo Holdings LLC, Mossimo Management LLC and Merrill Lynch Capital (the “Loan and Security Agreement”) and the related Secured Note were terminated (although the indemnification and contributions provisions of the Loan and Security Agreement survive termination of that agreement).

On December 20, 2006 the Company used a portion of the proceeds of the Offering to repay the $44.0 million principal amount of indebtedness and accrued unpaid interest outstanding under the secured note issued by the Company as part of the purchase price for the Ocean Pacific brand acquisition (the “OP Note”). As a result of such payment the OP Note, a related registration rights agreement and the Limited Recourse Guaranty and Security Agreement made as of November 6, 2006 by the Company and OP Holdings LLC, a subsidiary of the Company, in favor of Ocean Pacific Apparel Corp. were terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By	/s/ Neil Cole
Neil Cole
Chief Executive Officer

Date: December 21, 2006